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[VISTA GOLD LOGO]  7961 SHAFFER PARKWAY
                   SUITE 5
                   LITTLETON, COLORADO 80127
                   TELEPHONE  (720) 981-1185
                   FAX  (720) 981-1186


                                             Trading Symbol:  VGZ
                                           Toronto and American Stock Exchanges

__________________________________ NEWS ________________________________________

VISTA GOLD CORP. REPORTS DEVELOPMENTS ON AMAYAPAMPA PURCHASE OPTION AGREEMENT WITH LUZON MINERALS LTD.

DENVER, COLORADO AUGUST 2, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today that Luzon Minerals Ltd. ("Luzon") has informed Vista that it has completed its initial due diligence program on the Company's Amayapampa project in Bolivia. As previously reported, in December 2003, the Company agreed to sell its Amayapampa project to Luzon, which is in the process of updating the feasibility study completed by Vista in 2000 and negotiating a socio-economic agreement with the community surrounding the Amayapampa project.

The companies have agreed to modify the terms of the purchase option agreement. Under the modified terms, subject to regulatory approval, as soon as practicable following August 1, 2004, Luzon will issue Vista 200,000 common shares and assume all holding costs for the project. On January 15, 2005, Luzon will make a further payment of US$900,000 and issue Vista an additional 2,000,000 common shares. To date, Luzon has paid Vista US$100,000 and issued Vista 50,000 common shares. The initial agreement called for Luzon to pay Vista US$1,000,000, less any payments made, at the end of the due diligence period and issue Vista an additional 2,000,000 common shares. Luzon may withdraw at any time by forfeiting all payments made as of that time.

The remainder of the agreement is the same as reported in December 2003, as follows: at the earlier of start of construction or January 1, 2006, Luzon will pay Vista US$4,000,000 or, at Vista's election, a combination of shares and cash based on Luzon's share price, not to exceed 5,200,000 shares or US$4,000,000 cash. Luzon will grant Vista a 3% NSR type royalty where the price of gold is less than US$450 per ounce and a 4% NSR type royalty where the price of gold is $450 per ounce or more.

Mike Richings, President and CEO, stated "We are pleased to see the progress that Luzon is making and that the engineering and design work previously completed by Vista is helping advance the project towards development."

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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